August 3, 2020

Don E. Wallette, Jr.
Executive Vice President and Chief Financial Officer
ConocoPhillips
925 North Eldridge Parkway
Houston, TX 77079

Dear Don:

This letter acknowledges your decision to retire from the Company and sets forth and
confirms the agreement and understanding between you, ConocoPhillips

(“ConocoPhillips”),
ConocoPhillips Company (the “Company”), and their affiliates regarding your upcoming retirement.

Your

employment with the Company will end on August 31, 2020, or such earlier or later time
as is determined by you or the Company.

Specifically, your employment will continue on an “at-will”
basis through that date.

Through the date of your termination or the date on which the appointment of your successor
is effective, whichever comes first, you will hold the position of Executive Vice President and Chief
Financial Officer and will continue to exercise the authority, duties, and responsibilities associated with that position.

If your successor is appointed and takes office prior to the date of your termination, your title will change to Assistant to the Chief Executive Officer of ConocoPhillips

(the “CEO”) and
your duties will be those as may be directed by the CEO, including, without limitation, (i) assisting the
CEO on special projects

identified by the CEO and (ii) assisting in the transition of the successor to
your prior position.

You

and the Company both acknowledge that (1) in providing such services you will be an
employee of the Company, (2) you will continue as an active employee in the compensation programs or policies or benefit plans of ConocoPhillips, the Company, or any of their affiliates for which you are eligible, in accordance with the terms and conditions of those programs,

policies, and plans and the
applicable facts and circumstances, (3) you do not expect, and are not expected,

to provide services to
or be otherwise employed by or to return to employment as an employee with ConocoPhillips, the
Company, or any of their affiliates after your retirement, and (4) you remain subject to the duty not to disclose any confidential or proprietary information you may have with regard to ConocoPhillips, the
Company, or any of their affiliates.

In addition, the Human Resources and Compensation Committee has approved the proration
of your Performance Share Units for the 2020 – 2022 Performance Period of

the Performance Share
Program for the period of time you remain as an employee of the Company, so long as you remain until at least August 31, 2020 (or such earlier date as the CEO may approve),

waiving the usual

Ryan M. Lance
Chairman and Chief Executive Officer

ConocoPhillips Company
925 N. Eldridge Parkway
Houston, TX 77079

August 3, 2020
Don E. Wallette, Jr.

requirement for at least one year of employment with regard to an award for each particular
performance period to avoid forfeiture of the award.

All other terms and conditions remain
unchanged.

Please sign and return a copy of this letter to me to signify your acceptance of these terms by
the close of business on July 31, 2020, at which time the offer represented by this letter will expire if
you have not accepted it.

We wish you continued success in your further endeavors.

Please do not hesitate to contact
me if you have any questions.

Sincerely,
CONOCOPHILLIPS
By:

______________________________

Ryan M. Lance

Chief Executive Officer

CONOCOPHILLIPS COMPANY
By:

_______________________________

Ryan M. Lance

Chief Executive Officer

Accepted and Acknowledged:
I have read this letter, and I understand the
terms and conditions described in this letter,
and I agree to those terms and conditions.
DON E. WALLETTE,

JR.
___________________________________
Dated: